             SECURITIES AND EXCHANGE COMMISSION

                   Washington, D.C.  20549


                          FORM 8-K

                       CURRENT REPORT

             Pursuant to Section 13 or 15(d) of
             The Securities Exchange Act of 1934


        Date of Report (date of earliest event reported):
                       June 6, 1997




                     XEROX CORPORATION
   (Exact name of registrant as specified in its charter)



 New York              1-4471                16-0468020
 (State or other       (Commission File      (IRS Employer
 jurisdiction of       Number)               Identification
 incorporation)                              No.)


                   800 Long Ridge Road
                     P. O. Box 1600
            Stamford, Connecticut  06904-1600
    (Address of principal executive offices)(Zip Code)


    Registrant's telephone number, including area code:
                      (203) 968-3000


             This document consists of 2 pages.

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Item 5.   Other Events

Registrant and The Rank Group plc ("Rank Group") today announced the signing of a memorandum of understanding for Registrant to acquire Rank Group's remaining 20 percent financial interest in Rank Xerox Limited and related companies (collectively, "Rank Xerox") for Pounds Sterling 940 million, or approximately $1.5 billion. In February 1995, Registrant acquired a portion of Rank Group's financial interest in Rank Xerox, which increased Registrant's financial interest in Rank Xerox from 67 percent to 80 percent.

Under terms of the memorandum, Registrant will pay Rank Group Pounds Sterling 500 million in cash at closing. The balance will be paid in deferred installments, half within one year and the other half at the end of two years.
 An additional payment of up to Pounds Sterling 60 million would be made in 2000 based upon achievement of significant Rank Xerox earnings growth targets by 1999.

Registrant believes that this is an excellent move for Registrant and its shareholders and that the purchase of the remaining interest in Rank Xerox will enhance shareholder value and improve earnings by expanding Registrant's economic presence in the global document processing market.

Rank Xerox will be known as "Xerox Limited" once the transaction is completed.

Also, as a result of this transaction, Registrant announced it is suspending its share repurchase program. Registrant believes that use of its financial resources to fund this $1.5 billion transaction produces greater value to shareholders than continuing the current share repurchase program. Registrant will revisit the share repurchase program in the future.

The signing of the memorandum of understanding has been approved by the boards of directors of Registrant and Rank Group. It is anticipated that the transaction will close in late June, subject to the signing of definitive agreements and customary closing conditions. The transaction must also be approved by Rank Group shareholders.

Rank Xerox, with headquarters in Marlow, England, manufactures Xerox products, systems and supplies, and markets them in more than 80 countries in Europe, Asia and Africa and owns a 50 percent interest in Fuji Xerox Co. Ltd. Rank Xerox was formed in 1956 as a joint venture between Registrant and The Rank Organisation.

Registrant has its corporate headquarters in Stamford, Connecticut. Rank Group, a leisure and entertainment company, is based in London.

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                        SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly authorized this report to be signed on its behalf by the undersigned duly authorized.


                                     XEROX CORPORATION

                                     By: MARTIN S. WAGNER
                                         Assistant Secretary

Dated: June 6, 1997

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